Exhibit 99.1

Expedia, Inc. Reports First Quarter 2012 Results

BELLEVUE, Wash.—April 26, 2012—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the first quarter ended March 31, 2012.

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Room nights grew 24% year-over-year powered by 37% year-over-year growth in room nights at Hotels.com®. Room night growth accelerated across our leisure business in Europe, Asia-Pacific and the Americas compared to growth in the fourth quarter of 2011.

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Adjusted EBITDA* increased 24% year-over-year driven by strong revenue performance and operating expenses growing slower than revenue. In addition, adjusted earnings per share increased 63% as compared to first quarter 2011.

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Year-to-date, Expedia® repurchased 8.8 million common shares for a total of $291 million excluding transaction costs. The Executive Committee, acting on behalf of the Board of Directors, authorized an additional repurchase of up to 20 million shares of common stock.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 3.31.12	Quarter Ended 3.31.11	Y / Y Growth
Transactions (mm)	20.2	17.1	18%
Room night growth	24%	15%	925	bps
Gross bookings	8,420.5	7,294.9	15%
Revenue	816.5	727.8	12%
Adjusted EBITDA*	101.8	82.0	24%
Operating income	48.7	35.2	38%
Adjusted net income *	36.9	22.8	61%
Income from continuing operations	20.6	5.8	254%
Adjusted EPS *	$0.26	$0.16	63%
Diluted EPS from continuing operations	$0.15	$0.04	275%
Free cash flow *	797.0	646.6	23%

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarter of 2010 and fourth quarter of 2011.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com, Hotwire.com®; Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong™, and Venere® Net SpA; in addition to the related international points of sale.

The operating results for the first quarter of 2012 exclude the Expedia websites contributed to the joint venture between Expedia and AirAsia™, which is 50% owned by Expedia.

The results for the first quarter of 2012 include Traveldoo® and Travelforce™, which were acquired during the fourth quarter and second quarter of 2011, respectively. The collective impact of acquisitions on first quarter 2012 results was not meaningful.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 15% (16% excluding foreign exchange) for the first quarter of 2012 compared with the first quarter of 2011, primarily driven by a 24% increase in hotel room nights through accelerated growth at all leisure brands except Expedia. For the first quarter of 2012, average daily room rates were flat, and average airfares grew 7% year-over-year. Air tickets sold grew by 5% year-over-year primarily due to availability of American Airlines tickets that were not available to leisure consumers for the duration of first quarter 2011. Domestic bookings increased 16% and international bookings increased 14% (16% excluding foreign exchange) for the first quarter of 2012. International bookings totaled $3.3 billion for the first quarter of 2012, accounting for 39% of worldwide bookings consistent with the prior year.

Revenue increased 12% (13% excluding foreign exchange) for the first quarter of 2012, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night and revenue per ticket. Domestic revenue increased 11% and international revenue increased 14% (17% excluding foreign exchange) for the quarter. International revenue equaled $325 million for the first quarter of 2012, representing 40% of worldwide revenue compared to 39% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 9.7% for the first quarter, a decrease of 28 basis points compared to the first quarter of 2011. The primary drivers included lower net air supplier economics, rising average air ticket prices (as our remuneration generally does not vary with the price of the ticket) and changes in our hotel product mix partially offset by growth in our higher margin hotel business.

Product & Services Detail

As a percentage of total worldwide revenue in the first quarter of 2012, hotel accounted for 70%, air accounted for 11% and all other revenue sources accounted for the remaining 19%.

Worldwide hotel revenue increased 18% for the first quarter driven by a 24% increase in room nights stayed partially offset by a 6% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, discounting at the Hotwire® brand, accruals for loyalty programs at Expedia and Hotels.com and impacts of foreign currency.

Worldwide air revenue decreased 17% for the first quarter due primarily to a 20% decrease in revenue per ticket partially offset by a 5% increase in air tickets sold. The increase in ticket volume was due to availability of American Airlines content for the duration of first quarter 2012 and was partially offset by a 7% increase in average air ticket prices. Revenue per ticket declined due to lower net supplier economics partially offset by certain regional and interline consumer booking fees.

All other revenue (excluding hotel and air) increased 15% for the first quarter through strong growth in car rentals, advertising revenue and corporate travel fees.

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Costs and Expenses

(Stock-based compensation expenses of $17 million for first quarter 2012 and $15 million for first quarter 2011 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2012	2011	Growth	2012	2011	Δ in bps
Cost of revenue	$199.2	$174.8	14%	24.4%	24.0%	38
Selling and marketing	372.6	347.4	7%	45.6%	47.7%	(209)
Technology and content	104.6	82.9	26%	12.8%	11.4%	142
General and administrative	71.3	64.5	10%	8.7%	8.9%	(14)

Total costs and expenses	$747.7	$669.7	12%	91.6%	92.0%	(43)

Cost of revenue (non-GAAP)

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Cost of revenue increased 14% for the first quarter due to higher credit card processing costs related to our merchant bookings growth as well as higher personnel expenses driven by additional headcount to support our global customer operations partially offset by lower debit card fees and an increase in credit card rebates.

Selling and Marketing (non-GAAP)

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The 7% increase in selling and marketing expense in the first quarter was primarily driven by increases in affiliate marketing expenses at Expedia Affiliate Network, offline marketing expenses at Hotwire and Hotels.com and higher personnel expenses driven by additional headcount across several brands and our supply organization, partially offset by lower online marketing spend at our Expedia brand.

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Indirect costs, including personnel in our various leisure brands, Egencia and supply organization, as a percentage of total selling and marketing costs represented 24% in the first quarter of 2012 compared to 23% in the prior year.

Technology and Content (non-GAAP)

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Technology and content increased 26% for the first quarter primarily due to higher personnel costs for additional headcount to support our Expedia brand, supply organization and corporate technology function as well as increased depreciation expense associated with higher capital expenditures.

General and Administrative (non-GAAP)

•	The 10% increase in general and administrative expense for the first quarter was primarily driven by higher personnel costs for additional headcount.

Interest and Other

For the first quarter of 2012, interest income grew $2.4 million year-over-year primarily due to higher rates of return and average balances. Interest expense remained relatively consistent year-over-year. During the first quarter of 2012, in conjunction with the TripAdvisor spin-off, we redeemed $400 million 8.5% 2016 notes. The $38 million loss ($24 million net of tax) associated with the early extinguishment of debt is included within discontinued operations for the first quarter of 2012 since the notes were fully redeemed on January 19, 2012.

For the first quarter of 2012, other, net was a loss of $6 million versus a loss of $7 million in the first quarter of 2011. Losses for the first quarter of 2012 were comprised of foreign exchange losses as well as equity method operating losses. Losses for the first quarter of 2011 were primarily comprised of foreign exchange losses. Foreign currency rate fluctuations negatively impacted our first quarter revenue growth rates primarily due to depreciation in the Euro and Pound versus first quarter 2011. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

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Income Taxes

The effective tax rates on GAAP pre-tax income were 19.5% for the first quarter of 2012 compared with 32.8% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 22.5% for the first quarter of 2012 compared with 29.2% in the prior year period. The lower rates in the first quarter of 2012 were primarily driven by an increase in earnings in jurisdictions outside the United States as well as a release of reserves related to uncertain tax positions. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.0 billion at March 31, 2012. Of this amount, $313 million is held by our majority-owned subsidiaries, which is included in our consolidated financial statements but not considered available for our working capital purposes.

Outstanding letters of credit totaling $22 million were applied to our $750 million unsecured revolving credit facility leaving a total available balance of $728 million at March 31, 2012. Long-term debt totaled $1.25 billion at March 31, 2012 consisting of $749 million in 5.95% senior notes due 2020, net of discount, and $500 million in 7.456% senior notes due 2018.

For the quarter ended March 31, 2012, net cash provided by operating activities was $848 million and free cash flow was $797 million. Both measures include $776 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $150 million compared to the prior year primarily due to our working capital benefit.

At March 31, 2012, we had stock-based awards outstanding representing approximately 20 million shares of our common stock, consisting of stock options to purchase 18 million common shares with a $22.46 weighted average exercise price and weighted average remaining life of 5 years, and 2 million restricted stock units (RSUs).

As of March 31, 2012, there were 30 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 7 million common shares of Expedia, Inc. for an aggregate purchase price of $179 million (an average of $24.16 per Expedia, Inc. common share). All of these warrants expire in May 2012.

During the quarter, we repurchased 5.8 million common shares for an aggregate purchase price of $192 million excluding transaction costs (an average of $33.39 per share). Subsequent to quarter end, we repurchased 3.0 million common shares for an aggregate purchase price of $99 million excluding transaction costs (an average of $32.95 per share) exhausting our October 2010 repurchase authorization. On April 25, 2012, the Executive Committee, acting on behalf of the Board of Directors, authorized an additional repurchase of up to 20 million shares of common stock.

On March 30, 2012 we paid a quarterly dividend of $12 million ($0.09 per common share). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.09 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 30, 2012, with a payment date of June 19, 2012. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $12 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

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Egencia announced its intent to acquire VIA Travel, the largest travel management company in the Nordics offering corporate, group, leisure and marine travel and meetings services. Together, the combined company will provide a global industry-leading corporate travel management solution.

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Expedia Affiliate Network (EAN) signed agreements to power travel bookings for several online travel sites in Asia, including Macau.com, the leading online destination-marketing portal in Macau; and Japan-based OTA Tabi Capital.

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Expedia, Inc. signed global partnership agreements with several major international air carriers, including Etihad Airways, the national airline of the United Arab Emirates; Virgin Australia, part of the Virgin Group, as well as agreements with Australia’s largest airline, Qantas; Air Astana, Kazakhstan’s principal carrier; Air Transport World’s Airline of the Year, Air New Zealand; and Mexico’s international airline, AeroMexico. Expedia also entered into an agreement to make Mexican low-cost carrier Volaris’ flight inventory available on Expedia sites in the US and Mexico.

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Expedia launched its Travel Agent Affiliate Program (TAAP) in Thailand, providing local travel agents direct access to Expedia Inc.’s global inventory, and the opportunity to earn commissions on a range of travel products and services. TAAP currently partners with more than 4,000 travel agents throughout Asia Pacific.

Technology Platform Investment and Innovation

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As part of its multi-GDS strategy, Expedia, Inc. announced signing a multi-year content and technology agreement with Amadeus, a leading travel technology provider and transaction processor for the global travel and tourism industry, covering North America. The agreement provides Expedia with Amadeus’ fare search technologies for air travel as well as access to global travel supplier content though the Amadeus system.

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ByteLevel recognized Hotels.com as a Top 5 Best Global Website for 2012. The ByteLevel report card evaluates websites on global reach, global navigation, global / mobile architecture and localization and social efforts.

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Advertising and media revenue grew 14% year-over-year for the first quarter of 2012 primarily driven by increased revenues at Expedia® Media Solutions. The Expedia Media Solutions team experienced a record generating revenue month in March 2012.

Worldwide Hotel Portfolio

•	At quarter end, Expedia global websites featured over 150,000 bookable properties. Expedia sites offer over 95,000 hotels in EMEA and APAC countries.

•	Expedia, Inc. signed distribution agreements with leading Spanish hospitality brand Iberostar; and Melia Hotels & Resorts, a leading hotel chain in Latin America and the Caribbean.

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Hotels.com unveiled global branding featuring the new tagline “Finding you the perfect place is all we do™,” a new logo and a fully-integrated advertising campaign focused on helping travelers have the perfect hotel experience.

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Expedia launched Verified Reviews, a revamped hotel reviews feature that enables travelers to sort by shared interest categories to find hotel reviews from like-minded travelers. The enhanced feature, which now incorporates reviews from Hotels.com sites, includes more than 7.5 million vetted and verified traveler reviews.

New Distribution Channels

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Expedia, Inc.’s mobile initiatives marked significant milestones, with the Hotels.com booking app surpassing 5 million downloads across iOS and Android platforms since launch in April 2011, and the Expedia Hotels app exceeding more than 2 million downloads across platforms since introduction of the Mobiata®-designed app in March 2011.

•	Hotwire relaunched its mobile web platform offering opaque hotel inventory during the quarter.

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Expedia, Inc. gained traction during the quarter in daily deals and social media through the successful roll-out of a refreshed Last Minute Deals page on Expedia.com®, which generated more gross bookings in four months than the old page did throughout the whole of 2011; Hotels.com doubled its Facebook fan base during the first quarter; and Expedia.com saw triple digit room night growth during the quarter through Expedia’s A Sudden Amazing Price (ASAP™) 12-hour flash sales offering.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011

Revenue	$816,488	$727,835

Costs and expenses:
Cost of revenue (1)	200,098	175,610
Selling and marketing (including $51,361 and $53,944 with a related party)(1)	377,072	350,908
Technology and content (1)	108,911	86,807
General and administrative (1)	78,578	71,160
Amortization of intangible assets	3,422	5,834
Legal reserves, occupancy tax and other	(276)	2,358

Operating income	48,683	35,158

Other income (expense):
Interest income	5,743	3,335
Interest expense	(21,392)	(22,522)
Other, net	(6,207)	(7,182)

Total other expense, net	(21,856)	(26,369)

Income from continuing operations before income taxes	26,827	8,789
Provision for income taxes	(5,240)	(2,886)

Income from continuing operations	21,587	5,903
Discontinued operations, net of taxes	(23,889)	46,306

Net income (loss)	(2,302)	52,209
Net income attributable to noncontrolling interests	(979)	(170)

Net income (loss) attributable to Expedia, Inc.	$(3,281)	$52,039

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$20,608	$5,826
Discontinued operations, net of taxes	(23,889)	46,213

Net income (loss)	$(3,281)	$52,039

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.15	$0.04
Diluted	0.15	0.04

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.02)	$0.38
Diluted	(0.02)	0.37

Shares used in computing earnings per share:
Basic	133,202	136,930
Diluted	139,306	139,084

Dividends declared per common share	$0.09	$0.14
(1) Includes stock-based compensation as follows:
Cost of revenue	$919	$810
Selling and marketing	4,445	3,509
Technology and content	4,284	3,863
General and administrative	7,303	6,616

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,272,508	$689,134
Restricted cash and cash equivalents	23,274	19,082
Short-term investments	725,179	648,819
Accounts receivable, net of allowance of $9,050 and $7,959	414,555	339,427
Prepaid expenses and other current assets	134,796	121,541
Current assets of discontinued operations	14,330	456,426

Total current assets	2,584,642	2,274,429
Property and equipment, net	343,540	320,282
Long-term investments and other assets	262,213	289,348
Intangible assets, net	738,858	743,898
Goodwill	2,888,930	2,877,301

TOTAL ASSETS	$6,818,183	$6,505,258

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$843,376	$777,602
Accounts payable, other	200,872	173,855
Deferred merchant bookings	1,636,076	833,625
Deferred revenue	16,913	15,238
Accrued expenses and other current liabilities	304,952	333,237
Current liabilities of discontinued operations	—	419,800

Total current liabilities	3,002,189	2,553,357
Long-term debt	1,249,296	1,249,281
Deferred income taxes, net	287,925	279,962
Other long-term liabilities	123,274	117,491

Commitments and contingencies

Stockholders’ equity:
Common stock $.0001 par value	18	18
Authorized shares: 1,600,000
Shares issued: 178,777 and 176,378
Shares outstanding: 117,240 and 120,781
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,510,732	5,474,653
Treasury stock - Common stock, at cost	(2,733,383)	(2,535,219)
Shares: 61,537 and 55,597
Retained earnings (deficit)	(725,520)	(722,239)
Accumulated other comprehensive loss	(3,008)	(17,350)

Total Expedia, Inc. stockholders’ equity	2,048,840	2,199,864
Noncontrolling interest	106,659	105,303

Total stockholders’ equity	2,155,499	2,305,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,818,183	$6,505,258

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011

Operating activities:
Net income (loss)	$(2,302)	$52,209
Less: Discontinued operations, net of tax	(23,889)	46,306

Net income from continuing operations	21,587	5,903
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	34,314	29,185
Amortization of stock-based compensation	16,951	14,798
Amortization of intangible assets	3,422	5,834
Deferred income taxes	10,323	379
Foreign exchange gain on cash, cash equivalents and short-term investments, net	(12,021)	(4,371)
Realized gain on foreign currency forwards	(6,637)	(844)
Other	3,921	(7,391)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(71,836)	(81,995)
Prepaid expenses and other current assets	(18,389)	(22,909)
Accounts payable, merchant	64,299	100,605
Accounts payable, other, accrued expenses and other current liabilities	(2,248)	(26,054)
Deferred merchant bookings	802,457	677,597
Deferred revenue	1,673	1,914

Net cash provided by operating activities from continuing operations	847,816	692,651

Investing activities:
Capital expenditures, including internal-use software and website development	(50,814)	(46,086)
Purchases of investments	(293,190)	(676,568)
Sales and maturities of investments	240,641	297,295
Net settlement of foreign currency forwards	6,637	844
Other, net	(1,031)	430

Net cash used in investing activities from continuing operations	(97,757)	(424,085)

Financing activities:
Treasury stock activity	(198,164)	(47,928)
Payment of dividends to stockholders	(12,204)	(19,352)
Proceeds from exercise of equity awards	31,801	3,285
Excess tax benefit on equity awards	7,492	1,087
Changes in restricted cash and cash equivalents	(4,197)	(5,716)
Other, net	21	1,141

Net cash used in financing activities from continuing operations	(175,251)	(67,483)

Net cash provided by continuing operations	574,808	201,083
Net cash provided by (used in) discontinued operations	(7,607)	40,202
Effect of exchange rate changes on cash and cash equivalents	16,173	8,769

Net increase in cash and cash equivalents	583,374	250,054
Cash and cash equivalents at beginning of period	689,134	621,199

Cash and cash equivalents at end of period	$1,272,508	$871,253

Supplemental cash flow information
Cash paid for interest from continuing operations	$42,667	$43,391
Income tax payments (refunds), net from continuing operations	(17,231)	3,109

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Expedia, Inc.

Trended Metrics

(All figures in millions)

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The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

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We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

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	2010				2011				2012	Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth

Number of Transactions	15.8	16.9	18.1	14.8	17.1	19.4	19.8	16.5	20.2	18%

Gross Bookings by Segment
Leisure	$6,161	$6,195	$6,403	$5,263	$6,653	$7,270	$6,956	$5,689	$7,666	15%
Egencia	471	489	491	493	642	684	667	621	755	18%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	15%

Gross Bookings by Geography
Domestic	$4,257	$4,470	$4,410	$3,596	$4,439	$4,911	$4,604	$3,835	$5,160	16%
International	2,375	2,214	2,483	2,160	2,856	3,043	3,019	2,475	3,260	14%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	15%

Gross Bookings by Agency/Merchant
Agency	$3,919	$4,022	$3,961	$3,513	$4,144	$4,476	$4,120	$3,614	$4,621	12%
Merchant	2,713	2,662	2,932	2,243	3,151	3,478	3,503	2,696	3,799	21%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	15%

Revenue by Segment
Leisure	$613	$716	$863	$699	$686	$866	$976	$742	$764	11%
Egencia	34	36	35	39	42	47	44	45	53	25%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	12%

Revenue by Geography
Domestic	$420	$480	$538	$435	$442	$526	$574	$454	$491	11%
International	226	272	360	303	286	388	446	333	325	14%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	12%

Revenue by Agency/Merchant/Advertising
Agency	$168	$178	$196	$162	$181	$200	$216	$167	$182	1%
Merchant	451	548	675	547	520	685	777	591	603	16%
Advertising & Media Revenue	27	26	27	29	27	29	27	30	31	14%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	12%

Adjusted EBITDA
Leisure	$158	$238	$316	$233	$150	$254	$344	$234	$171	14%
Corporate	(66)	(64)	(71)	(69)	(76)	(74)	(72)	(78)	(79)	5%

Subtotal	$93	$174	$245	$164	$74	$179	$273	$156	$92	24%
Egencia	8	7	5	6	8	10	5	6	10	28%

Total	$100	$181	$250	$169	$82	$189	$278	$162	$102	24%

Worldwide Hotel (Merchant & Agency)
Room Nights	15.9	20.4	24.7	18.8	18.3	24.7	28.9	22.4	22.7	24%
Room Night Growth	18%	12%	14%	15%	15%	21%	17%	19%	24%	24%
Room Night Growth including AirAsia JV	18%	12%	14%	15%	15%	21%	19%	21%	27%	27%
ADR Growth	0%	2%	1%	2%	3%	6%	7%	2%	0%	0%
Revenue per Night Growth	-5%	-7%	0%	0%	1%	5%	1%	-5%	-6%	-6%
Revenue Growth	12%	4%	14%	15%	16%	27%	18%	12%	18%	18%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	22%	6%	10%	6%	-10%	-3%	-10%	-8%	5%	5%
Airfare Growth	9%	17%	9%	5%	13%	11%	12%	10%	7%	7%
Revenue per Ticket Growth*	-14%	6%	4%	8%	17%	1%	7%	-10%	-20%	-20%
Revenue Growth*	6%	12%	14%	15%	5%	-1%	-3%	-17%	-17%	-17%

Note: The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

*	Impacted by an entry to reflect reclassification of air fees.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire®, the Expedia Affiliate Network and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in fourth quarter of 2010 and fourth quarter of 2011.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended March 31,
	2012	2011
	(In thousands)

Adjusted EBITDA	$101,818	$82,027
Depreciation	(34,314)	(29,185)
Amortization of intangible assets	(3,422)	(5,834)
Stock-based compensation	(16,951)	(14,798)
Legal reserves, occupancy tax and other	276	(2,358)
Realized loss on revenue hedges	1,276	5,306

Operating income	48,683	35,158

Interest expense, net	(15,649)	(19,187)
Other, net	(6,207)	(7,182)

Income from continuing operations before income taxes	26,827	8,789
Provision for income taxes	(5,240)	(2,886)

Income from continuing operations	21,587	5,903
Discontinued operations, net of taxes	(23,889)	46,306

Net income (loss)	(2,302)	52,209
Net income attributable to noncontrolling interests	(979)	(170)

Net income (loss) attributable to Expedia, Inc.	$(3,281)	$52,039

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2012	2011
	(in thousands, except per share data)

Net income (loss) attributable to Expedia, Inc.	$(3,281)	$52,039
Discontinued operations, net of taxes	23,889	(46,213)
Amortization of intangible assets	3,422	5,834
Stock-based compensation	16,951	14,798
Legal reserves, occupancy tax and other	(276)	2,358
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(106)	377
Unrealized (gain) loss on revenue hedges	2,661	1,146
Noncontrolling interests	(471)	(674)
Provision for income taxes	(5,914)	(6,825)

Adjusted Net Income	$36,875	$22,840

GAAP diluted weighted average shares outstanding	139,306	139,084
Additional restricted stock units	1,694	1,572

Adjusted weighted average shares outstanding	141,000	140,656

Diluted earnings per share from continuing operations	$0.15	$0.04
Adjusted earnings per share from continuing operations	0.26	0.16

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Free Cash Flow

	Three months ended March 31,
	2012	2011
	(in thousands)

Net cash provided by operating activities	$847,816	$692,651
Less: capital expenditures	(50,814)	(46,086)

Free cash flow	$797,002	$646,565

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended March 31,
	2012	2011
	(in thousands)

Cost of revenue	$200,098	$175,610
Less: stock-based compensation	(919)	(810)

Cost of revenue excluding stock-based compensation	$199,179	$174,800

Selling and marketing expense	$377,072	$350,908
Less: stock-based compensation	(4,445)	(3,509)

Selling and marketing expense excluding stock-based compensation	$372,627	$347,399

Technology and content expense	$108,911	$86,807
Less: stock-based compensation	(4,284)	(3,863)

Technology and content expense excluding stock-based compensation	$104,627	$82,944

General and administrative expense	$78,578	$71,160
Less: stock-based compensation	(7,303)	(6,616)

General and administrative expense excluding stock-based compensation	$71,275	$64,544

Conference Call

Expedia, Inc. will audiocast a conference call to discuss first quarter 2012 financial results and certain forward-looking information on Thursday, April 26, 2012 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 26, 2012 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: competitive risks; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution

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partners; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics; our inability to adapt to technological developments or to maintain our existing technologies; our ability to expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; fluctuations in our effective tax rate; liquidity constraints or our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; risks related to interruption or lack of redundancy in our information systems; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2011.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in more than 25 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Leading discount travel site Hotwire®, which offers opaque deals in nine countries on its eight sites in North America and Europe

•	Egencia®, the world’s fifth largest corporate travel management company

•	China’s second largest booking site eLong™

•	Leading agency hotel company Venere.com®

•	Destination services and activities provider Expedia Local Expert®; and

•	Luxury travel specialist Classic Vacations®

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2012 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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